Exhibit 10.7

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of October 29, 2020 (the “Effective Date”) by and among SILICON VALLEY BANK, a California corporation (“Bank” or “SVB”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time, including SVB in its capacity as a Lender, OXFORD FINANCE LLC, a Delaware limited liability company (“Oxford”) (each a “Lender” and collectively, the “Lenders”), and NALU MEDICAL, INC., a Delaware corporation (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except for (i) non-compliance with FAS 123R in monthly reporting, and (ii) with respect to unaudited financial statements for the absence of footnotes and subject to normal year-end audit adjustments, provided that if at any time any change in GAAP would affect the computation of any covenant or requirement set forth in any of the Loan Documents, and either Borrower or any Lender or Collateral Agent shall so request, Borrower on the one hand and Lenders and Collateral Agent on the other hand shall negotiate in good faith to amend such ratio or covenant requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein). Notwithstanding the forgoing, any obligations of a Person that would have been treated as operating leases in accordance with Accounting Standards Codification 840 (regardless of whether or not then in effect) shall be treated as operating leases for purposes of all financial definitions, calculations and covenants (including the use of the term “capital lease obligations” in the definition of Indebtedness), other than for purposes of the delivery of financial statements prepared in accordance with GAAP, without giving effect to Accounting Standards Codification 842 requiring operating leases to be recharacterized or treated as capital leases. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, jointly and severally, the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Term Loan.

(a) Availability.

(i) Tranche One Term Loan Advance. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower on or about the Effective Date in the amount of Twelve Million Dollars ($12,000,000) according to each Lender’s Tranche One Term Loan Commitment (the “Tranche One Term Loan Advance”). After repayment, no Tranche One Term Loan Advance may be re-borrowed.

(ii) Tranche Two Term Loan Advance. Subject to the terms and conditions of this Agreement and provided that Borrower has achieved the Tranche Two Milestone, the Lenders agree, severally and not jointly, to make a term loan available to Borrower in a single advance during the Tranche Two Draw Period in the amount of Five Million Dollars ($5,000,000) according to each Lender’s Tranche Two Term Loan Commitment (the “Tranche Two Term Loan Advance”). After repayment, no Tranche Two Term Loan Advance may be re-borrowed.

(iii) Tranche Three Term Loan Advance. Subject to the terms and conditions of this Agreement and provided that Borrower has achieved the Tranche Three Milestone, the Lenders agree, severally and not jointly, to make a term loan available to Borrower in a single advance during the Tranche Three Draw Period in the amount of Three Million Dollars ($3,000,000) according to each Lender’s Tranche Three Term Loan Commitment (the “Tranche Three Term Loan Advance”; together with the Tranche One Term Loan Advance and the Tranche Two Term Loan Advance, each a “Term Loan Advance”, and collectively, the “Term Loan Advances”). After repayment, no Tranche Three Term Loan Advance may be re-borrowed.

(b) Repayment.

(i) Interest-Only Payments. Borrower shall make monthly payments of interest-only commencing on the first (1st) calendar day of the first (1st) month following the month in which a Funding Date occurs with respect to a Term Loan Advance and continuing thereafter during the applicable Interest-Only Period on the first (1st) calendar day of each successive month. Borrower agrees to pay, on the Funding Date of each Term Loan Advance, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan Advance and the first (1st) calendar day of the first (1st) month following the month in which such Funding Date occurs.

(ii) Principal and Interest Payments. Borrower shall make the Applicable Number of consecutive monthly payments of principal, plus accrued and unpaid interest, with respect to each Term Loan Advance, commencing on the first (1st) calendar day of the first (1st) month following the applicable Interest-Only Period (the “Conversion Date”), which would fully amortize the outstanding Term Loan Advances, as of the Conversion Date, over the Repayment Period. All unpaid principal and accrued and unpaid interest on the Term Loan Advances is due and payable in full on the Term Loan Maturity Date. After repayment, no Term Loan Advance may be re-borrowed.

(c) Prepayment.

(i) Voluntary Prepayment. At Borrower’s option, Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advances advanced by the Lenders under this Agreement, provided Borrower (A) provides written notice to Collateral Agent of its election to exercise to prepay the Term Loan Advances at least ten (10) days prior to such prepayment, and (B) pays, on the date of the prepayment (1) all accrued and unpaid interest with respect to each Term Loan Advance through the date the prepayment is made; plus (2) all unpaid principal with respect to each Term Loan Advance; plus (3) the Final Payment; plus (4) the Make-Whole Premium, if applicable; plus (5) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.

(ii) Mandatory Prepayment Upon an Acceleration. If the Term Loan Advances are accelerated following the occurrence of an Event of Default or otherwise as provided herein, Borrower shall immediately pay to the Lenders an amount equal to the sum of: (A) all accrued and unpaid interest with respect to each Term Loan Advance through the date the prepayment is made; plus (B) all unpaid principal with respect to each Term Loan Advance; plus (C) the Final Payment, plus (D) the Make-Whole Premium, if applicable; plus (E) all other sums, if any, that shall have become due and payable as of the date of repayment, including interest at the Default Rate with respect to any past due amounts.

2.2 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.2(b), the principal amount outstanding under the Term Loan Advances shall accrue interest at a floating per annum rate equal to greater of (i) Prime Rate plus four and one-fifth of one percent (4.20%) or (ii) seven and forty-five hundredths of one percent (7.45%), which interest shall be payable monthly in accordance with Section 2.4(d) below. Interest shall accrue on each Term Loan Advance commencing on, and including, the Funding Date of such Term Loan Advance, and shall accrue on the principal amount outstanding under such Term Loan Advance through and including the day on which such Term Loan Advance is paid in full.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lenders’ Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent or any Lender.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the first (1st) calendar day of each month immediately following the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable on the Funding Date and monthly on the first (1st) calendar day of each month thereafter and shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest, all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.3 Secured Promissory Notes. The Term Loan Advances shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit E hereto (each a “Secured Promissory Note”) and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan Advance or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan Advance or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan Advance set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit and a customary and reasonable indemnity agreement made by an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.4 Fees. Borrower shall pay to Collateral Agent:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of Fifty Thousand Dollars ($50,000) on the Effective Date (the “Commitment Fee”) to be shared between the Lenders in accordance with their respective Pro Rata Shares.

(b) Final Payment. On the earlier of (i) the Term Loan Maturity Date or (ii) at the time of a prepayment pursuant to the terms of Section 2.1.1(c), Borrower shall pay, in addition to the outstanding principal, accrued and unpaid interest, and all other amounts due on such date with respect to the Term Loan Advances, an amount equal to the Final Payment to be shared between the Lenders in accordance with their respective Pro Rata Shares.

(c) Make-Whole Premium. The Make-Whole Premium when due pursuant to the terms of Section 2.1.1(c) of this Agreement to be shared between the Lenders in accordance with their respective Pro Rata Shares.

(d) Good Faith Deposit. Borrower has paid to Collateral Agent a deposit of Thirty Thousand Dollars ($30,000) (the “Good Faith Deposit”) to initiate Collateral Agent’s due diligence review process. The Good Faith Deposit shall be utilized to pay Lenders’ Expenses. Any portion of the Good Faith Deposit not utilized to pay Lenders’ Expenses on the Effective Date will be deposited into the Designated Deposit Account.

(e) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Collateral Agent).

(f) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Collateral Agent and the Lenders, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Collateral Agent or the Lenders pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of any Lender’s obligation to make loans and advances hereunder. Collateral Agent and each Lender may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Collateral Agent and each Lender shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5 Payments; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Collateral Agent and the Lenders have the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Collateral Agent or any Lender shall allocate or apply any payments required to be made by Borrower to Collateral Agent and the Lenders or otherwise received by Collateral Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c) Collateral Agent and each Lender may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Collateral Agent or any Lender when due. These debits shall not constitute a set-off.

2.6 Withholding. Payments received by the Lenders from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority; provided, that Borrower shall not be required to make such increased payment to a Lender who is not a United States Person (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) or who has not provided a duly executed original IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Borrower will, upon request, furnish the Lenders with proof reasonably satisfactory to the Lenders indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Collateral Agent and each Lender shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Warrants;

(c) duly executed original signatures to the Control Agreements;

(d) duly executed original Secured Promissory Notes in favor of each Lender according to its Commitment Percentage;

(e) the (i) Operating Documents of Borrower and its Subsidiaries and (ii) long-form good standing certificates (A) of Borrower certified by the Secretary of State of Borrower’s jurisdiction of organization or formation and (B) of its Subsidiaries certified by the Secretary of State or equivalent agency, if any, of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and (C) each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(f) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(g) duly executed original signature to a payoff letter from Pacific Western Bank;

(h) evidence that (i) the Liens securing Indebtedness owed by Borrower to Pacific Western Bank will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(i) certified copies, dated as of a recent date, of financing statement searches, as Collateral Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(j) the Perfection Certificate of Borrower, together with the duly executed original signature thereto;

(k) a bailee’s waiver in favor of Collateral Agent for each location (other than tooling locations, clinical trial locations and contract manufacturing locations) where Borrower maintains property, having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), with a third party, by each such third party, together with the duly executed original signatures thereto;

(l) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signature thereto;

(m) a copy of Borrower’s Registration Rights Agreement, Investors’ Rights Agreement, and any amendments thereto; and

(n) payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt by (i) Lenders of an executed Disbursement Letter, and (ii) SVB of an executed Payment/Advance Form;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Disbursement Letter and the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) to the extent not delivered on the Effective Date, duly executed original Secured Promissory Notes and Warrants, in number, form and content acceptable to each Lender, and in favor of each Lender according to its Commitment Percentage, with respect to each Credit Extension made by such Lender after the Effective Date;

(d) such Lender determines to its satisfaction that there has not been (i) any Material Adverse Change, or (ii) any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by the Lenders.

3.3 Post-Closing Conditions. Unless otherwise provided in writing, within thirty (30) days after the Effective Date (or such longer period as agreed to by the Required Lenders), Bank shall have received, in form and substance satisfactory to Bank:

(a) a landlord’s consent in favor of Collateral Agent for Borrower’s leased location at 2320 Faraday Ave., Suite 100, Carlsbad, California 92008, by the landlord thereof, together with the duly executed original signatures thereto;

(b) evidence satisfactory to Collateral Agent and the Lenders that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent for the ratable benefit of the Lenders; and

(c) the certificate(s) for the Shares, together with Assignment(s) Separate from Certificate, duly executed in blank.

3.4 Covenant to Deliver. Except as otherwise provided in Section 3.3,Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent and/or any Lender under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Collateral Agent and/or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Collateral Agent’s and each Lender’s sole discretion.

3.5 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement, to obtain a Term Loan Advance, Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time five (5) Business Days prior to the Funding Date of the Term Loan Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to the Lenders by electronic mail or facsimile a completed Disbursement Letter (and the Payment/Advance Form with respect to Bank) executed by a Responsible Officer or his or her designee. The Lenders may rely on any telephone notice given by a person whom such Lender believes is a Responsible Officer or designee. The Lenders shall credit Term Loan Advances to the Designated Deposit Account. The Lenders may make Term Loan Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Term Loan Advances are necessary to meet Obligations which have become due.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent for the ratable benefit of the Lenders, and to each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with the Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes the Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and the Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (the Collateral may also be subject only to Permitted Liens).

If this Agreement is terminated, Collateral Agent’s and each Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Collateral Agent and each Lender shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Collateral Agent and each Lender shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to the Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to the Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral. It being acknowledged that the Collateral may also be subject to Permitted Liens. If Borrower shall acquire a commercial tort claim having a value in excess of One Hundred Thousand Dollars ($100,000.00), Borrower shall promptly notify Collateral Agent, and each Lender, in a writing signed by Borrower of the general details thereof and grant to Collateral Agent, and to each Lender, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent, and to each Lender.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent, and each Lender, to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s, and each Lender’s, interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Collateral Agent, and each Lender, under the Code.

4.4 Pledge of Collateral. Borrower hereby pledges, collaterally assigns and grants to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the

Obligations. On the Effective Date, or, to the extent not certificated as of the Effective Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Collateral Agent and the Lenders a completed certificate signed by Borrower entitled “Perfection Certificate” dated as of the Effective Date pursuant to which Borrower made certain representations and warranties to Collateral Agent and the Lenders. Borrower represents and warrants that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in such Perfection Certificates, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (1) such Governmental Approvals which have already been obtained and are in full force and effect and (2) any filings required by the Loan Documents in connection with the security interests granted herein), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Collateral Agent in connection herewith and which Borrower has taken such actions as are necessary to give Collateral Agent a perfected security interest therein, to the extent required by the terms of Section 6.6(a). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse), other than tooling locations, clinical trial locations and contract manufacturing locations, in the ordinary course of business, except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate or as disclosed to Collateral Agent and each Lender after the Effective Date pursuant to Section 6.8(b), Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 [Reserved].

5.4 Litigation. Except as otherwise disclosed to Collateral Agent on the Perfection Certificate delivered on the Effective Date or pursuant Section 6.2(h) (such disclosure shall be deemed to update the applicable provisions of the applicable Perfection Certificate), provided any such disclosure shall not cure any Event of Default that would otherwise result therefrom, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000).

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to the Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and for the periods presented (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes). There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to any Lender.

5.6 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required foreign, federal and material state and local tax returns and reports, and Borrower has timely paid all foreign, federal, and material state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Collateral Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower that exceed Fifty Thousand Dollars ($50,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to refinance existing indebtedness, to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened (in writing) suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.12 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Collateral Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.13 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6.	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Except to the extent permitted under Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Collateral Agent, for the ratable benefit of the Lenders, and to each Lender in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Collateral Agent and to each Lender.

6.2 Financial Statements, Reports, Certificates. Provide each Lender with the following:

(a) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Collateral Agent and the Lenders (the “Monthly Financial Statements”);

(b) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as any Lender may reasonably request;

(c) Annual Financial Projections. As soon as available, but no later than thirty (30) days after the last day of each fiscal year of Borrower, and more frequently as updated, annual financial projections for the then current fiscal year (including income statements, balance sheets and cash flow statements, by month) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(d) Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, commencing with Borrower’s fiscal year ending December 31, 2020, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a qualification with respect to going concern) on the financial statements from an independent certified public accounting firm reasonably acceptable to Collateral Agent and the Lenders;

(e) Beneficial Ownership Information. A prompt written notice of any changes to the beneficial ownership information set out in Section 2 of the Perfection Certificate. Borrower understands and acknowledges that Lenders rely on such true, accurate and up-to-date beneficial ownership information to meet Lenders’ regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers.

(f) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g) SEC Filings. In the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided, however, Borrower shall promptly notify Lenders in writing (which may be by electronic mail) of the posting of any such documents;

(h) Legal Action Notice and Default. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Collateral Agent and the Lenders of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.;

(i) Account Statements. as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);

(j) Nevro Proceeding. Promptly, within five (5) days of filing or entry thereof, (i) copies of any request for or joint stipulation of dismissal, or any other dispositive or material motion, reply, objection or similar filing filed in the U.S. District Court for the District of Delaware with respect to the Nevro Proceeding, (ii) copies of any ruling, order, judgment or other response from the court to such filing, (iii) notice of any settlement agreement or other similar arrangement, and (iv) other information related to the Nevro Proceeding reasonably requested by any Lender; in each case, except to the extent disclosure of such information could reasonably be expected to violate attorney-client privilege or is prohibited by a protective court order or other ruling;

(k) SBA PPP Loan. (i) Borrower shall promptly (but no later than within two (2) Business Days) notify Collateral Agent of execution, consummation, filing, delivery or receipt, of any agreement, instrument, application, document, amendment, modification, waiver, supplement, consent or notice with respect to the SBA PPP Loan (including, without limitation, forgiveness thereof), and with such notification provide to Collateral Agent a copy thereof.

(ii) Along with the monthly Compliance Certificate to be delivered pursuant to Section 6.2(b) of this Agreement, Borrower shall deliver to each Lender and Collateral Agent a written summary stating (A) the amount of the SBA PPP Loan outstanding as of the end of the immediately preceding month, (B) the amount of the SBA PPP Loan used in the immediately preceding month by Borrower and (C) the purposes for which the SBA PPP Loan was used in the immediately preceding month; and

(l) Other Financial Information. Other financial information reasonably requested by any Lender.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices in the ordinary course of business which shall be consistent with customary practice for companies of similar size and in the same, or related, industry as Borrower. Borrower must promptly notify Collateral Agent and the Lenders of all returns, recoveries, disputes and claims in connection with Inventory that involve more than One Hundred Thousand Dollars ($100,000).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except as permitted by Section 5.9 hereof, and shall deliver to the Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as the Lenders may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Collateral Agent and the Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent and the Lenders as the sole lender loss payee. All liability policies shall show, or have endorsements showing, Collateral Agent and each Lender as an additional insured. Collateral Agent and each Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at Collateral Agent and/or any Lender’s sole option, payable to Collateral Agent, for the ratable benefit of the Lenders, and/or the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) with respect to any loss, but not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which each of Collateral Agent and each of the Lenders has been granted a first priority security interest (it being acknowledged that the Collateral may be subject to Permitted Liens), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent and the Lenders, be payable to Collateral Agent, for the ratable benefit of the Lenders, and/or the Lenders, on account of the Obligations.

(c) At Collateral Agent’s and/or any Lender’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Collateral Agent and the Lenders, that it will give Collateral Agent and the Lenders thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain or maintain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of such payments to Collateral Agent and the Lenders and Collateral Agent’s and each Lender’s respective Affiliates or agents, Collateral Agent and/or any Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent and/or such Lender deems prudent.

6.6 Operating Accounts.

(a) Except as permitted by Section 6.6(b), maintain all of Borrower’s and its Subsidiaries’ (other than Australian Subsidiary) Collateral Accounts with Bank or its Affiliates in accounts which are subject to a Control Agreement in favor of Collateral Agent and each Lender, respectively; provided, however, that Borrower and its Subsidiaries (other than Australian Subsidiary) may maintain deposit accounts at Pacific Western Bank, which are existing on the Effective Date and disclosed on the Perfection Certificate (the “PWB Accounts”), so long as, (i) Borrower and its Subsidiaries maintain no more than (A) for a period of thirty (30) consecutive days following the Effective Date, Two-Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in all such accounts, and (B) for the period commencing on the thirty-first (31st) day and continuing through the ninetieth (90th) day after the Effective date, Seventy-Five Thousand Dollars ($75,000.00) in the aggregate in all such accounts for more than three (3) consecutive Business Days, and any amounts in excess thereof shall be transferred within three (3) Business Days to a Collateral Account that is subject to a Control Agreement, and (ii) all PWB Accounts (A) are closed within ninety (90) days after the Effective Date, or (B) subject to clause (k) of Permitted Liens.

(b) Provide Collateral Agent and each Lender five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s and each Lender’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated other than pursuant to the terms therein. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Collateral Agent and the Lenders by Borrower as such, (ii) Collateral Accounts subject to clause (k) of Permitted Liens, and (iii) subject to compliance with Section 6.6(a), the PWB Deposit Accounts.

(c) Within ninety (90) days after the Effective Date, Borrower shall conduct its other primary banking with Bank, including obtaining letters of credit and any business credit cards exclusively from Bank.

6.7 Financial Covenants. Upon Borrower’s receipt of the Tranche Two Term Loan Advance or the Tranche Three Term Loan Advance, maintain on a consolidated basis with respect to Borrower:

(a) Minimum Revenue. Tested as of the last day of each month, for the trailing three (3) month period ending on such last day, revenue of at least the following amounts at the following times, which represent (i) for each such month ending in the 2020 calendar year, at least eighty percent (80%) of Borrower’s projected revenue for such period, as set forth in Borrower’s financial projections for the 2020 calendar year, (ii) for each such month commencing with the month ending January 31, 2021 through the month ending June 30 2021, at least seventy percent (70%) of Borrower’s projected revenue for the corresponding three-month period in the 2021 calendar year, (iii) for each such month commencing with the month ending July 31, 2021 through the month ending December 31, 2021, at least sixty-five percent (65%) of Borrower’s projected revenue for the corresponding three-month period in the 2021 calendar year, (iv) for each such month ending in the 2022 calendar year, at least 50% percent (50%) of Borrower’s projected revenue for the corresponding three-month period in the 2022 calendar year, in each case, as such projected revenue is approved by Borrower’s Board of Directors and delivered to and approved by the Lenders:

Trailing 3-Months Ending	Minimum Revenue
September 30, 2020	$424,760.00
October 31, 2020	$835,019.00
November 30, 2020	$1,306,882.00
December 31, 2020	$1,820,572.00
January 31, 2021	$1,968,374.00
February 28, 2021	$2,117,706.00
March 31, 2021	$2,275,980.00
April 30, 2021	$2,551,183.00
May 31, 2021	$2,856,603.00
June 30, 2021	$3,204,671.00
July 31, 2021	$3,509,073.00
August 31, 2021	$3,864,184.00
September 30, 2021	$4,273,846.00
October 31, 2021	$4,839,378.00
November 30, 2021	$5,479,082.00
December 31, 2021	$6,196,881.00
January 31, 2022	$6,485,854.00
February 28, 2022	$6,777,933.00
March 31, 2022	$7,061,919.00
April 30, 2022	$7,840,282.00
May 31, 2022	$8,667,366.00
June 30, 2022	$9,541,871.00
July 31, 2022	$10,440,751.00
August 31, 2022	$11,364,096.00
September 30, 2022	$12,302,063.00
October 31, 2022	$13,253,642.00
November 30, 2022	$14,208,455.00
December 31, 2022	$15,149,766.00

Commencing with the month ending January 31, 2023 and as of the last day of each month thereafter, the minimum revenue financial covenant set forth in this Section 6.7(a) for each such month (the “Future Revenue Financial Covenant”) is subject to change based on Borrower’s annual financial projections approved by Borrower’s Board of Directors, which demonstrate year-over-year growth, as determined by the Lenders in their reasonable discretion and delivered to the Lenders pursuant to Section 6.2(c); provided that the Future Revenue Financial Covenant for the month ending January 31, 2023 and as of the last day of each month thereafter, shall be in an amount which demonstrates year-over-year growth of at least ten percent (10%) on a quarterly basis for the corresponding three-month period in the 2023 calendar year. Notwithstanding the foregoing or anything to the contrary, Borrower and the Lenders shall execute and deliver to each other an amendment to this Agreement which provides the terms of the Future Revenue Financial Covenant no later than February 28th of each year. No Credit Extensions shall be made by any Lender until Borrower and the Lenders reach an agreement on the Future Revenue Financial Covenant. For the avoidance of doubt, if neither the Tranche Two Term Loan Advance nor the Tranche Three Term Loan Advance are funded, then Borrower is not required to comply with the financial covenant set forth in this Section 6.7(a).

6.8 Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (ii) promptly advise Collateral Agent and the Lenders in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s and the Lenders’ written consent.

(b) Provide written notice to Collateral Agent and the Lenders within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall use commercially reasonable efforts to take such steps as Collateral Agent or any Lender reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Collateral Agent and the Lenders to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Collateral Agent and the Lenders to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s and/or the Lenders’ rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or any Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Collateral Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.10 Access to Collateral; Books and Records. Upon reasonable prior notice and during normal business hours (provided that no notice shall be required when an Event of Default has occurred and is continuing), allow Collateral Agent and each Lender, or its respective agents, to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than twice every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Collateral Agent and each Lender shall determine is necessary. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent Collateral Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Collateral Agent and/or such Lender schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to reschedule the audit with less than eight (8) days written notice to Collateral agent and/or such Lender, then (without limiting any of Collateral Agent’s and/or such Lender’s rights or remedies), Borrower shall pay Collateral Agent and/or such Lender a fee of Two Thousand Dollars ($2,000) plus any out-of-pocket expenses incurred by Collateral Agent and/or such Lender to compensate Collateral Agent and/or such Lender for the anticipated costs and expenses of the cancellation or rescheduling.

6.11 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower shall provide prior written notice to Collateral Agent and each Lender of the creation or acquisition of such new Subsidiary and, if reasonably requested by Collateral Agent or any Lender; (a) cause such new Subsidiary to provide to Collateral Agent and the Lenders a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, or a Guaranty, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Collateral Agent and the Lenders (including being sufficient to grant Collateral Agent, for the ratable benefit of the Lenders, and to each Lender, a first priority Lien (it being acknowledged that the Collateral may be subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Collateral Agent and each Lender appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary to the extent constituting Collateral, in form and substance satisfactory to Collateral Agent and each Lender, and (c) provide to Collateral Agent and the Lenders, all other documentation in form and substance satisfactory to Collateral Agent and the Lenders, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; provided, however, that solely in the circumstance in which Borrower or any Subsidiary creates or acquires a Foreign Subsidiary, in an acquisition approved by the Required Lenders, (i) such Foreign Subsidiary shall not be required to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Foreign

Subsidiary, and (ii) Borrower shall not be required to grant and pledge to Collateral Agent, for the ratable benefit of Lenders, and to each Lender a perfected security interest in more than sixty-five percent (65%) of the voting stock, units or other evidence of ownership of such Foreign Subsidiary, if Borrower demonstrates to the reasonable satisfaction of Collateral Agent and each Lender that such Foreign Subsidiary providing such guarantee or pledge and security interest or Borrower providing a perfected security interest in more than sixty-five percent (65%) of the voting stock, units or other evidence of ownership would create a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code; provided, further, that any Foreign Subsidiary shall not own any Intellectual Property unless and until Borrower has delivered a pledge agreement under the local law governing such Foreign Subsidiary, in form and substance satisfactory to Collateral Agent and the Lenders, granting and pledging to Collateral Agent, for the ratable benefit of Lenders, and to each Lender, a perfected security interest in sixty five percent (65%) of the voting stock, units or other evidence of ownership of such Foreign Subsidiary, together all other documentation in form and substance satisfactory to Collateral Agent and the Lenders. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 SBA PPP Loan. Borrower shall:

(a) comply with all terms and conditions of the SBA PPP Loan and all requirements of the SBA and Small Business Act related thereto and use the proceeds of the SBA PPP Loan solely for CARES Allowable Uses;

(b) ensure that the SBA PPP Loan (i) has a maturity date not less than two (2) years after the date of incurrence of the SBA PPP Loan, (ii) bears interest at a rate not greater than one percent (1%) per annum and (iii) otherwise has terms customary for loans made pursuant to the CARES Act;

(c) keep proper records in which full, true, timely and correct entries are made of all dealings and transactions related to the SBA PPP Loan and, upon Collateral Agent’s request, provide such records to Collateral Agent;

(d) promptly following the SBA PPP Loan Date and, in any event no later than sixty (60) days following availability of a process at the SBA PPP Loan lender to apply for forgiveness, apply for forgiveness of the maximum amount of SBA PPP Loan possible in accordance with Section 1106 of the CARES Act and provide notice of the status of any and all documentation related to such application for forgiveness to Collateral Agent and, upon Collateral Agent’s request, deliver a certificate of an authorized officer of the Borrower certifying as to the amount of the SBA PPP Loan that will be forgiven pursuant to the provisions of the CARES Act;

(e) cause not less than Five Hundred Seventy Nine Thousand Dollars ($579,000) of the SBA PPP Loan to be forgiven by the SBA PPP Loan lender on or before one hundred fifty (150) days after submitting the application for forgiveness (or such longer period as may be prescribed by the SBA); and

(f) not amend any provision in any document relating to the SBA PPP Loan or make any prepayment under the SBA PPP Loan.

6.13 Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Collateral Agent and the Lenders, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7.	NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens, Permitted Investments, and Permitted License; and (d) of other property not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per fiscal year.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve, except as permitted under Section 7.3; (c) fail to provide notice to Collateral Agent and each Lender of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after such departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Collateral Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations (i) are tooling locations, clinical testing locations or contract manufacturing locations added in the ordinary course of business, or (ii) (x) contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property, per location, and (y) is not Borrower’s or its Subsidiaries’ chief executive office) or deliver any portion of the Collateral (other than trunk stock maintained by employees in the ordinary course of business) valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate or tooling locations, clinical testing locations or contract manufacturing locations, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral (other than trunk stock maintained by employees in the ordinary course of business) valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee (other than at a tooling location, clinical testing location or contract manufacturing location), and Collateral Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will provide thirty (30) days prior written notice to Collateral Agent and cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Collateral Agent and the Required Lenders.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) except where (a) total consideration including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000); (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; (c) Borrower is the surviving legal entity; and (d) Borrower notifies Collateral Agent in advance of entering into such an agreement; provided, that Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder) or into Borrower, provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (it being acknowledged that the Collateral may also be subject to Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property Collateral in favor of Collateral Agent for the ratable benefit of Lenders, except (a) as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein, and (b) for customary covenants contained in purchase agreements and/or acquisition agreements restricting the granting of security interests on Borrower’s or its Subsidiaries’ property pending the closing of such transactions; provided, that (i) such covenants do not at any time prohibit the Borrower or such Subsidiaries from granting a security interest in Borrower’s or such Subsidiaries’ property in favor of Collateral Agent, for the benefit of Lenders, and the Lenders or in any way impair the Liens in favor of Collateral Agent or any Lender made in connection with this Agreement, (ii) the counterparty is not granted a security interest in any property of Borrower or any Subsidiary, and (iii) no Event of Default has occurred and is continuing immediately prior to, nor would occur as a result of, entry into such purchase agreements and/or acquisition agreements. For the avoidance of doubt, in no way shall the preceding sentence be deemed to constitute a waiver of, or otherwise limit, Borrower’s obligations under Section 7.2 or 7.3 of this Agreement.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may pay dividends solely in common stock; (ii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Fifty Thousand Dollars ($150,000) per fiscal year; (iii) Borrower may convert Borrower’s convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor; and (iv) Borrower may make cash payments in lieu of the issuance of fractional shares upon the conversion of convertible securities or in connection with the exercise of warrants or similar securities, provided that such payments do not exceed Five Thousand Dollars ($5,000) in the aggregate in any given year or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries, (c) compensation arrangements approved by Borrower’s Board of Directors or a duly authorized committee thereof that are in accordance with the applicable financial projections, (d) transactions between or among Borrower and its Subsidiaries that are otherwise explicitly permitted under this Agreement to be consummated between them, and (e) transactions permitted by Section 7.7.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Compliance with Anti-Terrorism Laws. Collateral Agent and each Lender hereby notify Borrower and each of its Subsidiaries that pursuant to the requirements of Anti Terrorism Laws, and Collateral Agent’s and each Lender’s policies and practices, Collateral Agent and each Lender are required to obtain, verify and record certain information and documentation that identifies Borrower and each of its Subsidiaries and their principals, which information includes the name and address of Borrower and each of its Subsidiaries and their principals and such other information that will allow Collateral Agent and each Lender to identify such party in accordance with Anti Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower and each of its Subsidiaries shall immediately notify Collateral Agent and each Lender if Borrower or such Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti Terrorism Law.

7.12 Australian Subsidiary Assets. Permit Australian Subsidiary to hold (i) any Intellectual Property, or (ii) cash in excess of Three Hundred Thousand Dollars ($300,000) at any time.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 3.3 (Post Closing Conditions), 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes; Pensions), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Financial Covenant); 6.8 (Protection of Intellectual Property Rights), 6.10 (Access to Collateral; Books and Records), 6.11 (Formation/Acquisition of Subsidiaries), 6.12 (SBA PPP Loan), or 6.13 (Further Assurances), or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i)and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower, or Borrower and its Subsidiaries, is on a consolidated basis, unable to pay its respective debts (including trade debts) as they become due or otherwise becomes insolvent as described in Section 5.3; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements.

(a) There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (i) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (ii) any breach or default by Borrower or Guarantor, the result of which could reasonably be expected to have a Material Adverse Change.

(b) There is a default in any agreement related to the SBA PPP Loan or any event or condition occurs that results in the SBA PPP Loan becoming due prior to its scheduled maturity date or that enables or permits the holder or holders thereof to declare the SBA PPP Loan to be due, or to require the prepayment, repurchase, redemption or defeasance thereof, in each case prior to the scheduled maturity of the SBA PPP Loan, or the SBA withdraws or terminates its guarantee of Borrower’s payment of the SBA PPP Loan.

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier), or any judgement, order or ruling in the Nevro Proceeding which would reasonably be expected to enjoin, restrain, or prevent Borrower from conducting all or any material part of its business, shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent or any Lender or to induce Collateral Agent or any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt, and/or the subordination of such Subordinated Debt, shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the death liquidation, winding up, or termination of existence of any Guarantor, except as permitted by Section 7.3;

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) cause, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.12 Lien Priority. Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien (it being acknowledged that the Collateral may be subject to Permitted Liens).

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of the Required Lenders shall, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Collateral Agent or any Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent or any Lender (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders);

(c) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(d) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(f) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries;

(g) demand that Borrower (a) deposit cash with Bank in an amount equal to at least one hundred five percent (105%) of the Dollar Equivalent (or one hundred ten percent (110%) if the Dollar Equivalent is denominated in Foreign Currency) of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (b) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(h) terminate any FX Contracts;

(i) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, and notify any Person owing Borrower money of Collateral Agent’s security interest in such funds;

(j) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available as Collateral Agent designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(k) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Collateral Agent or any Lender owing to or for the credit or the account of Borrower;

(l) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Collateral Agent and each Lender are hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with any Lender’s and/or Collateral Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent’s and each Lender’s benefit;

(m) place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(n) demand and receive possession of Borrower’s Books; and

(o) exercise all rights and remedies available to Collateral Agent and any Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and the Lenders are under no further obligation to make Credit Extensions hereunder. Collateral Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and the Lenders’ obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s or any Lenders waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.

9.5 Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Collateral Agent’s or any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. Collateral Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, by law, or in equity. The exercise of one right or remedy is not an election and shall not preclude Collateral Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower is liable.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Collateral Agent, any Lender, or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	NALU MEDICAL, INC.

with a copy (which shall not constitute notice) to:

If to Collateral Agent:	Silicon Valley Bank

With a copy to:	Oxford Finance LLC

with a copy (which shall not constitute notice) to:

11.	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Collateral Agent and each Lender each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Collateral Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Collateral Agent or any Lender. Each of Borrower, each Lender, and Collateral Agent expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.    Each of Borrower, each Lender, and Collateral Agent hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower, Collateral Agent, or any Lender, as applicable, at the address set forth in, or subsequently provided by Borrower, Collateral Agent, or any Lender, as applicable, in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s, Collateral Agent’s, or a Lender’s, as applicable, actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER , COLLATERAL AGENT, AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12.	GENERAL PROVISIONS

12.1 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations) have been satisfied. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s and each Lender’s prior written consent (which may be granted or withheld in Collateral Agent’s and each Lender’s discretion, subject to Section 12.7). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, as “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof); provided, however, that any such Lender Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Required Lenders (such approved assignee, an “Approved Lender”). Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Collateral Agent and each Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or any Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lenders’ Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Collateral Agent and/or any Lender and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Collateral Agent and the Lenders may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Collateral Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment by Collateral Agent, the Required Lenders and Borrower.

12.7 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan Advance or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan Advance (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan Advance or of interest on any Term Loan Advance (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.7 or the definitions of the terms used in this Section 12.7 insofar as the definitions affect the substance of this Section 12.7 ; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent and each Lender securing the Obligations; or (I) amend any of the provisions of Section 12.17. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b) Other than as expressly provided for in Section 12.7(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c) The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. In handling any confidential information of Borrower, Collateral Agent and each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Collateral Agent’s or any Lender’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction, together with Collateral Agent and the Lenders, collectively “Lender Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Collateral Agent or any Lender’s regulators or as otherwise required in connection with Collateral Agent’s or any Lender’s examination or audit; (e) as Collateral Agent or any Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Collateral Agent or any Lender so long as such service providers have executed a confidentiality agreement with Collateral Agent or such Lender with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Collateral Agent’s or any Lender’s possession when disclosed to Collateral Agent or any Lender, or becomes part of the public domain (other than as a result of its disclosure by Collateral Agent or any Lender in violation of this Agreement) after disclosure to Collateral Agent or any Lender, through no fault of Collateral Agent or any Lender; or (ii) disclosed to Collateral Agent or any Lender by a third party, if Collateral Agent or such Lender does not know that the third party is prohibited from disclosing the information.

Lender Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between (i) Borrower and (ii) Collateral Agent and/or any Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16 Tax Withholding. If Borrower or any agent of any Lender is required by applicable law to deduct or withhold from any sum payable to any recipient under the Loan Documents on account of any taxes, Borrower or the applicable agent shall be permitted to make such deduction or withholding. Lenders and each of their respective successors and assigns shall deliver to Borrower at such times as are reasonably requested by Borrower, such properly completed and executed tax documentation (both with respect to itself and with respect to any person named in the Participant Register) as is prescribed by law, or reasonably requested by Borrower (including FATCA) to establish such recipient’s status for withholding tax purposes or allow Borrower to make payments hereunder without withholding for any taxes (or otherwise at a reduced rate of withholding), including without limitation, Forms W-9, W-8BEN E, W-8BEN, W-9IMY, or W-8EXP, as applicable. Each such Person shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect and upon Borrower’s request, deliver promptly to Borrower updated or other appropriate documentation or promptly notify Borrower of its inability to do so. Any costs and expenses incurred by Lenders in connection with this Section 12.16 shall constitute Lenders’ Expenses.

12.17 Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a Collateral Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.18 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Term Loan Advance to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments or Credit Extensions (which meetings shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or a Term Loan Advance reasonably may request. Subject to the provisions of Section 12.9, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

13.	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Number” is (i) thirty (30) if Lenders do not make the Tranche Two Term Loan Advance to Borrower, (ii) twenty-four (24) if Lenders make the Tranche Two Term Loan Advance to Borrower, and (iii) eighteen (18) if Borrower achieves the Interest-Only Period Extension Milestone.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Approved Lender” is defined in Section 12.2.

“Australian Subsidiary” is Nalu Medical Australia Pty Ltd., a wholly-owned Foreign Subsidiary of Borrower organized under the laws of Australia.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Term Loan Advance request, on behalf of Borrower.

“Bank” is defined in the preamble hereof.

“Bankruptcy-Related Defaults” is defined in Section 9.1.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit D.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and applicable rules and regulations.

“CARES Allowable Uses” means use of proceeds of the SBA PPP Loan for: (i) payroll costs, (ii) costs related to the continuation of group health care benefits during periods of paid sick, medical or family leave, and insurance premiums, (iii) mortgage interest payments (but not mortgage prepayments or principal payments), (iv) rent payments, (v) utility payments, and/or (vi) interest payments on any other debt obligations that were incurred before Feb. 15, 2020, in each case as the use is described as an “allowable use” in Section 1102 of the CARES Act.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to the Lenders the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to the Lenders a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, except as permitted by the proviso set forth in Section 7.3, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, any Lender’s or Collateral Agent’s Lien, for the ratable benefit of Lenders, on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Agent” is defined in the preamble hereof.

“Commitment Fee” is defined in Section 2.4(a).

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Collateral Agent pursuant to which a Lender and/or Collateral Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” is defined in Section 2.1.1(b).

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan Advance or any other extension of credit by any Lender for Borrower’s benefit.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account denominated in Dollars, account number 8569 (last 4 digits only), maintained by Borrower with Collateral Agent.

“Disbursement Letter” is that certain form attached hereto as Exhibit C-2.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble hereof.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent. Notwithstanding the foregoing, (x) in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“FATCA” means Section 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof; and any intergovernmental agreements between the United States and any jurisdiction relating to such Internal Revenue Code sections, and any laws, rules or regulations enacted pursuant to such an agreement.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal and accrued interest) due on the dates set forth in Section 2.4(d), equal to the Loan Amount of the applicable Term Loan Advance multiplied by the Final Payment Percentage.

“Final Payment Percentage” is, for each Term Loan Advance, equal to six and fifteen hundredths of one percent (6.15%).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and any Lender under which Borrower commits to purchase from or sell to such Lender a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Deposit” is defined in Section 2.4(d).

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent and the Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code and domain names;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest-Only Period” is, for each Term Loan Advance, the period beginning on the date of such Term Loan Advance and ending on (i) May 31, 2022 if Lenders do not make the Tranche Two Term Loan Advance to Borrower, (ii) November 30, 2022 if Lenders make the Tranche Two Term Loan Advance to Borrower, and (iii) May 31, 2023 if Borrower achieves the Interest-Only Period Extension Milestone.

“Interest-Only Period Extension Milestone” is the Lenders’ receipt of evidence satisfactory to the Lenders, in their sole but reasonable discretion, that Borrower has received net cash proceeds of at least Forty Million Dollars ($40,000,000) on or before December 31, 2021 from one or more bona fide equity rounds of financing.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Earl Fender as of the Effective Date, and (ii) Chief Financial Officer, who is Jeff Swiecki as of the Effective Date.

“Lender” is defined in the preamble hereof.

“Lender Entities” is defined in Section 12.9.

“Lender Transfer” is defined in Section 12.2.

“Lenders’ Expenses” are all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Letter of Credit” is a standby or commercial letter of credit issued by Issuing Lender upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Secured Promissory Note, the Warrant, each Disbursement Letter, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, in connection with this Agreement, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Collateral Agent for itself and the ratable benefit of the Lenders and/or each Lender in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Make-Whole Premium” is, for each Term Loan Advance, an amount equal to (A) two percent (2.00%) of the outstanding Term Loan Advance if the prepayment is made before the date that is twelve (12) months after the Effective Date, and (B) one percent (1.00%) of the outstanding Term Loan Advance if the prepayment is made on or after the date that is twelve (12) months after the Effective Date, but before the date that is twenty-four (24) months after the Effective Date; provided that no Make-Whole Premium is due if the prepayment is made on or after the date that is twenty-four (24) months after the Effective Date.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Collateral Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Nevro Proceeding” means the patent infringement proceeding by Nevro Corp., as plaintiff, against Borrower, as defendant, with respect to Patent numbers 10,471,258, 9,333,358, 8,712,533, 8,359,102, 9,327,125, and 9,333,357, together with any other Patent assets that may be added after the Effective Date, currently pending in the U.S. District Court for the District of Delaware.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, including without limitation, the Commitment Fee, Final Payment, Make-Whole Premium, Lenders’ Expenses, and other amounts Borrower owes the Lenders now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Collateral Agent and the Lenders, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Original Lender” is defined in the definition of Required Lenders.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit C-1.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(e) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g) Indebtedness under the SBA PPP Loan (subject to Section 6.12 of this Agreement);

(h) during the ninety (90) days after the Effective Date, Indebtedness to Pacific Western Bank in connection with corporate credit cards and letters of credit not exceeding Four Hundred Fifty Thousand Dollars ($450,000.00) in the aggregate outstanding at any time;

(i) Indebtedness to SVB in connection with corporate credit cards and letters of credit not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time;

(j) Indebtedness consisting of financing of insurance premiums in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time outstanding; and

(k) Indebtedness of Nalu Medical Australia Pty Ltd to Borrower constituting Investments permitted by clauses (f) of the definition of “Permitted Investments” hereunder;

(l) other unsecured Indebtedness in an aggregate principal amount outstanding not to exceed One Hundred and Fifty Thousand Dollars ($150,000.00); and

(m) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b) (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent and the Lenders;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Collateral Agent has a perfected security interest to the extent required under Section 6.6;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments by Borrower in Nalu Medical Australia Pty Ltd not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00) in the aggregate in any fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for (i) and (ii) in any fiscal year;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support; and

(k) other Investments in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any fiscal year.

“Permitted Licenses” are (a) licenses of over-the-counter software that is commercially available to the public, and (b) non-exclusive and exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (b), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) Borrower delivers five (5) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Lenders and delivers to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens and Liens securing capital leases (i) on fixed or capital assets acquired or held by Borrower incurred for financing the to finance the acquisition, repair, improvement or construction of fixed or capital assets securing no more than Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate amount outstanding, or (ii) existing on fixed or capital assets when acquired, if the Lien is confined to the property and improvements and the proceeds of such fixed or capital assets;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Seventy Five Thousand Dollars ($75,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;

(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Collateral Agent and each Lender have a perfected security interest in the amounts held in such deposit and/or securities accounts to the extent required by Section 6.6(b), and provided such accounts are maintained in compliance with Section 6.6(b) hereof;

(k) Liens consisting of cash collateral to secure obligations permitted under clauses (h) and (i) of the definition of “Permitted Indebtedness”;

(l) Liens consisting of Permitted Licenses;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods in the ordinary course of business, in an amount not exceeding One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate outstanding at any time; and

(n) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing obligations for borrowed money (consistent with Borrower’s then-applicable financial projections).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Collateral Agent, the “Prime Rate” shall mean the rate of interest per annum announced by Collateral Agent as its prime rate in effect at its principal office in the State of California (such Collateral Agent announced Prime Rate not being intended to be the lowest rate of interest charged by the Lenders in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term Loan Advances held by such Lender by the aggregate outstanding principal amount of all Term Loan Advances.

“PWB Accounts” is defined in Section 6.6(a).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Repayment Period” is a period of time equal to the Applicable Number of months commencing on the Conversion Date.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Collateral Agent’s and/or any Lender’s right to sell any Collateral.

“SBA” means the U.S. Small Business Administration.

“SBA PPP Loan” means the unsecured loan incurred by the Borrower from Pacific Western Bank under 15 U.S.C. 636(a)(36) (as added to the Small Business Loan Act by Section 1102 of the CARES Act) in the aggregate amount of Seven Hundred Sixty-Seven Thousand Two Hundred Eleven and 22/100 Dollars ($767,211.22), on the SBA PPP Loan Date.

“SBA PPP Loan Date” is April 30, 2020.

“Small Business Loan Act” means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business).

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secured Promissory Note” is defined in Section 2.5.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary, in any Subsidiary; provided that, in the event Borrower, demonstrates to Collateral Agent’s reasonable satisfaction, that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary which is a Foreign Subsidiary, creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code, “Shares” shall mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or its Subsidiary in such Foreign Subsidiary.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of the Obligations (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent and the other creditor), on terms acceptable to Collateral Agent and the Lenders.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Term Loan” is a loan made by the Lenders pursuant to the terms of Section 2.1.1 hereof.

“Term Loan Amount” is an amount equal to Twenty Million Dollars ($20,000,000).

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan Advance, up to the principal amount shown on Schedule 1.1.

“Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loan Maturity Date” is November 1, 2024.

“Tranche One Term Loan Advance” is defined in Section 2.1.1.

“Tranche One Term Loan Commitment” is, for any Lender, the obligation of such Lender to make the Tranche One Term Loan Advance, up to the principal amount shown on Schedule 1.1.

“Tranche Three Draw Period” is the period beginning on the date on which Borrower achieves the Tranche Three Milestone (the “Tranche Three Milestone Date”) and ending on the earliest to occur of (a) the date that is one hundred twenty (120) calendar days following the Tranche Three Milestone Date, (b) December 31, 2021 or (c) an Event of Default.

“Tranche Three Milestone” means, as of any date of determination, Borrower’s revenue determined in accordance with GAAP for a trailing three (3) month period ending on such date is at least Six Million Five Hundred Thousand Dollars ($6,500,000).

“Tranche Three Milestone Date” is defined in the definition of Tranche Three Draw Period.

“Tranche Three Term Loan Advance” is defined in Section 2.1.1.

“Tranche Three Term Loan Commitment” is, for any Lender, the obligation of such Lender to make the Tranche Three Term Loan Advance, up to the principal amount shown on Schedule 1.1.

“Tranche Two Draw Period” is the period beginning on the date on which Borrower achieves the Tranche Two Milestone (the “Tranche Two Milestone Date”) and ending on the earliest to occur of (a) the date that is one hundred twenty (120) calendar days following the Tranche Two Milestone Date, (b) December 31, 2021 or (c) an Event of Default.

“Tranche Two Milestone” means, as of any date of determination, Borrower’s revenue determined in accordance with GAAP for a trailing three (3) month period ending on such date of at least Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000).

“Tranche Two Milestone Date” is defined in the definition of Tranche Two Draw Period.

“Tranche Two Term Loan Advance” is defined in Section 2.1.1.

“Tranche Two Term Loan Commitment” is, for any Lender, the obligation of such Lender to make the Tranche Two Term Loan Advance, up to the principal amount shown on Schedule 1.1.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Warrant” is, individually and collectively, that certain (a) Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of SVB, and (b) (i) Warrant to Purchase Stock dated as of the Effective Date, and (ii) subsequent Warrants to Purchase Stock dated as of each Funding Date, each as executed by Borrower in favor of Oxford.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

NALU MEDICAL, INC.

By:	/s/ Earl Fender
Name:	Earl Fender
Title:	Chief Executive Officer and President

COLLATERAL AGENT AND LENDER:

SILICON VALLEY BANK

By:	/s/ Kevin Fleischman
Name:	Kevin Fleischman
Title:	Director

LENDER:

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Tranche One Term Loan

Advance

Lender	Term Loan Commitment	Commitment Percentage
SILICON VALLEY BANK	$6,000,000.00	50.00%
OXFORD FINANCE LLC	$6,000,000.00	50.00%

TOTAL	$12,000,000.00	100.00%

Tranche Two Term Advance

Lender	Term Loan Commitment	Commitment Percentage
SILICON VALLEY BANK	$2,500,000.00	50.00%
OXFORD FINANCE LLC	$2,500,000.00	50.00%

TOTAL	$5,000,000.00	100.00%

Tranche Three Term Loan

Advance

Lender	Term Loan Commitment	Commitment Percentage
SILICON VALLEY BANK	$1,500,000.00	50.00%
OXFORD FINANCE LLC	$1,500,000.00	50.00%

TOTAL	$3,000,000.00	100.00%

Aggregate (all Term Loan Advances)

Lender	Term Loan Commitment	Commitment Percentage
SILICON VALLEY BANK	$10,000,000.00	50.00%
OXFORD FINANCE LLC	$10,000,000.00	50.00%

TOTAL	$20,000,000.00	100.00%

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property; provided further, if a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Collateral Agent’s and each Lender’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property; (ii) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of the Foreign Subsidiary, if Debtor demonstrates to Collateral Agent’s and each Lender’s reasonable satisfaction that a pledge of more than sixty five percent (65%) of the Shares of the Foreign Subsidiary creates a present and existing adverse tax consequence to Debtor under the U.S. Internal Revenue Code; (iii) any Equipment or other property financed by a third party, provided that such third party’s Liens are Liens of the type described in subsection (c) of the definition of Permitted Liens if the granting of a Lien in such Equipment or other property financed is prohibited by or would constitute a default under any agreement or document governing such Equipment or property financed (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination, lapsing or expiration of any such prohibition, such Equipment or other property financed, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent and each Lender hereunder and become part of the “Collateral”; (iv) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition,

A-1

such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent and each Lender hereunder and become part of the “Collateral” and (v) the Collateral Accounts disclosed in writing to Collateral Agent and each Lender that are maintained solely for the purpose of securing Liens permitted by subsection (k) of the definition of Permitted Liens; provided, that upon the termination, lapsing or expiration of any such prohibition, such Collateral Accounts and the cash maintained therein shall automatically be subject to the security interest granted in favor of Collateral Agent and each Lender hereunder and become part of the “Collateral.”

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and the Lenders, Borrower has agreed not to encumber any of its Intellectual Property.

A-2

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK, as Collateral Agent and Lender Date:

        OXFORD FINANCE LLC, as Lender

FROM:     NALU MEDICAL, INC.

The undersigned authorized officer of NALU MEDICAL, INC. a Delaware corporation (“Borrower”), certifies that under the terms and conditions of the Loan and Security Agreement by and among Borrower, Collateral Agent, and the Lenders from time to time party thereto (the “Agreement”):

(1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.6 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification.

The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Monthly financial statements + Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statements (CPA Audited) + Compliance Certificate	FYE within 180 days, commencing FYE 2020	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Board approved projections	FYE within 30 days and as amended/updated	Yes No
Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period		Yes No
Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period		Yes No
Total amount of SBA PPP Loan proceeds received by Borrower		Yes No
Total amount of SBA PPP Loan proceeds used by Borrower in the last month		Yes No
Total amount of SBA PPP Loan proceeds remaining		Yes No

Financial Covenant	Required	Actual	Complies
Upon Borrower’s receipt of either the Tranche Two Term Loan Advance or the Tranche Three Term Loan Advance Maintain monthly on a trailing 3-month basis:
Minimum Revenue	See Schedule 1	$_______________	Yes No

Milestones	Required	Actual	Complies
Interest-Only Period Extension Milestone -Borrower has received net cash proceeds on or before December 31, 2021	$40,000,000	$_______________	Yes No
Tranche Two Milestone - Borrower’s GAAP revenue for a trailing 3 month period	$3,750,000	$_______________	Yes No
Tranche Three Milestone - Borrower’s GAAP revenue for a trailing 3 month period	$6,500,000	$_______________	Yes No

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

Have there been any changes in management since the last Compliance Certificate?	Yes	No

Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No

Have there been any new or pending claims or causes of action against Borrower that involve Two Hundred Fifty Thousand Dollars ($250,000.00) or more?	Yes	No

Since the last Compliance Certificate, do you anticipate any impending product shortages or supply chain disruptions? If yes, please explain.	Yes	No

Have there been any changes to insurance policies providing coverage for business interruption since the last Compliance Certificate? If yes, please explain.	Yes	No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

——————————————————————————————————————————————————————————————————————————————————————————————————————————————————————————

NALU MEDICAL, INC. By: Name: Title:

BANK USE ONLY

Received by: _____________________

                             AUTHORIZED SIGNER

Date: _________________________

Verified: ________________________

                             AUTHORIZED SIGNER

Date: _________________________

Compliance Status: Yes             No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated: ____________________

Minimum Revenue (Section 6.7(a))

Required:

Upon Borrower’s receipt of either the Tranche Two Term Loan Advance or the Tranche Three Term Loan Advance, tested as of the last day of each month, for a trailing three (3) month period ending on such last day, revenue of at least the following amounts at the following times:

Trailing 3-Months Ending	Minimum Revenue
September 30, 2020	$424,760.00
October 31, 2020	$835,019.00
November 30, 2020	$1,306,882.00
December 31, 2020	$1,820,572.00
January 31, 2021	$1,968,374.00
February 28, 2021	$2,117,706.00
March 31, 2021	$2,275,980.00
April 30, 2021	$2,551,183.00
May 31, 2021	$2,856,603.00
June 30, 2021	$3,204,671.00
July 31, 2021	$3,509,073.00
August 31, 2021	$3,864,184.00
September 30, 2021	$4,273,846.00
October 31, 2021	$4,839,378.00
November 30, 2021	$5,479,082.00
December 31, 2021	$6,196,881.00

B-1

January 31, 2022	$6,485,854.00
February 28, 2022	$6,777,933.00
March 31, 2022	$7,061,919.00
April 30, 2022	$7,840,282.00
May 31, 2022	$8,667,366.00
June 30, 2022	$9,541,871.00
July 31, 2022	$10,440,751.00
August 31, 2022	$11,364,096.00
September 30, 2022	$12,302,063.00
October 31, 2022	$13,253,642.00
November 30, 2022	$14,208,455.00
December 31, 2022	$15,149,766.00

Actual:

Aggregate amount of Borrower’s revenue for the trailing three (3) month period	$__________

______ No, not in compliance	_______Yes, in compliance

B-2

EXHIBIT C-1 – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 12 PM PACIFIC TIME

Fax To:	Date: _____________________

LOAN PAYMENT:
NALU MEDICAL, INC.

From Account #________________________________	To Account #__________________________________________
(Deposit Account #)	(Loan Account #)
Principal $____________________________________	and/or Interest $________________________________________
Authorized Signature:__________________________	Phone Number:
Print Name/Title:_______________________________

LOAN ADVANCE:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.
From Account #________________________________	To Account #__________________________________________
(Loan Account #)	(Deposit Account #)
Amount of Term Loan Advance $___________________________
All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:___________________________	Phone Number:
Print Name/Title:_______________________________

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is 2p.m. Eastern Time
Beneficiary Name: _____________________________	Amount of Wire: $_____________________________________
Beneficiary Bank: ______________________________	Account Number:______________________________________
City and State:_________________________________

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:_______________________________	Transit (ABA) #:______________________________________
For Further Credit to:___________________________________________________________________________________________
Special Instruction:_____________________________________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________	2nd Signature (if required): _______________________________
Print Name/Title: ______________________________	Print Name/Title: ______________________________________
Telephone #:__________________________________	Telephone #: _____________________________

EXHIBIT C-2

FORM OF DISBURSEMENT LETTER

[see attached]

DISBURSEMENT LETTER

October 29, 2020

The undersigned, being the duly elected and acting                  of NALU MEDICAL, INC., a Delaware corporation with offices located at 2320 Faraday Ave, Suite 100, Carlsbad, California 92008 (“Borrower”), does hereby certify to SILICON VALLEY BANK, a California corporation (“Bank” or “SVB”), as collateral agent (in such capacity, “Collateral Agent”) in connection with that certain Loan and Security Agreement dated as of October 29, 2020, by and among Borrower, Collateral Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2. No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied or waived by Collateral Agent.

5. No Material Adverse Change has occurred.

6. The undersigned is a Responsible Officer.

[Balance of Page Intentionally Left Blank]

7. The proceeds of the Term Loans shall be disbursed as follows:

Disbursement from Oxford:
Loan Amount	$	_______________
Less:
[ —Facility Fee	($	_________	)]
[ —Interim Interest	($	_________	)]
Net Proceeds due from Oxford:	$	_______________
Disbursement from SVB:
Loan Amount	$	_______________
Plus:
—Deposit Received	$	__________
Less:
[ —Facility Fee	($	_________	)]
[ —Existing Debt Payoff to be remitted to [Pacific Western Bank] per the Payoff Letter dated [October __, 2020]	($	_________	)]
[ —Interim Interest	($	_________	)]
—Lender’s Legal Fees	($	_________	)*
[ —Interim Interest	($	_________	)]
Net Proceeds due from SVB:	$	_______________
TOTAL TERM LOAN NET PROCEEDS FROM LENDERS	$	_______________

8. The Term Loans shall amortize in accordance with the Amortization Table attached hereto.

*	Legal fees and costs are through the Effective Date. Post-closing legal fees and costs, payable after the Effective Date, to be invoiced and paid post-closing.

9. The aggregate net proceeds of the Term Loans shall be transferred to the Designated Deposit Account as follows:

Account Name:	Nalu Medical, Inc.
Bank Name:
Bank Address:
Account Number:
ABA Number:

[Balance of Page Intentionally Left Blank]

Dated as of the date first set forth above.

BORROWER:

NALU MEDICAL, INC.

By
Name:
Title:

COLLATERAL AGENT AND LENDER:

SILICON VALLEY BANK

By
Name:
Title:

LENDER:

OXFORD FINANCE LLC

By
Name:
Title:

[Signature Page to Disbursement Letter]

AMORTIZATION TABLE

(Term Loan)

[see attached]

C-2-1

EXHIBIT D

FORM OF BORROWING RESOLUTIONS

(see attached)

D-1

EXHIBIT E

FORM OF SECURED PROMISSORY NOTE

(see attached)

SECURED PROMISSORY NOTE

(Term Loan)

Dated: [DATE]

$____________________

FOR VALUE RECEIVED, the undersigned, NALU MEDICAL, INC., a Delaware corporation with offices located at 2320 Faraday Ave, Suite 100, Carlsbad, California 92008 (“Borrower”) HEREBY PROMISES TO PAY to the order of [OXFORD FINANCE LLC][SILICON VALLEY BANK] (“Lender”) the principal amount of [___________] MILLION DOLLARS ($______________) or such lesser amount as shall equal the outstanding principal balance of the Term Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated October 29, 2020 by and among Borrower, Lender, Silicon Valley Bank, as Collateral Agent, and the other Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest and all other amounts due with respect to the Term Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.1.1(c) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term Loan, interest on the Term Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of California.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

NALU MEDICAL, INC.

By

Name:
Title:

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By

E-1

DEBTOR:                     NALU MEDICAL, INC.

SECURED PARTY:   [SILICON VALLEY BANK, as Collateral Agent]/[ OXFORD FINANCE LLC]

EXHIBIT A TO UCC FINANCING STATEMENT

Description of Collateral

The Collateral consists of all of Debtor’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property; provided further, if a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Secured Party’s security interest in such Accounts and such other property of Debtor that are proceeds of the Intellectual Property; (ii) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of the any Foreign Subsidiary, if Debtor demonstrates to Secured Party’s reasonable satisfaction that a pledge of more than sixty five percent (65%) of the Shares of such Foreign Subsidiary creates a present and existing adverse tax consequence to Debtor under the U.S. Internal Revenue Code; (iii) any Equipment or other property financed by a third party, provided that such third party’s Liens are Liens of the type described in subsection (c) of the definition of Permitted Liens if the granting of a Lien in such Equipment or other property financed is prohibited by or would constitute a default under any agreement or document governing such Equipment or property financed (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination, lapsing or expiration of any such prohibition, such Equipment or other property financed, as applicable, shall automatically be subject to the security interest granted in favor of Secured Party hereunder and become part of the “Collateral”; (iv) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that

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any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Secured Party hereunder and become part of the “Collateral,” and (v) the Collateral Accounts disclosed in writing to Secured Party that are maintained solely for the purpose of securing Liens permitted by subsection (k) of the definition of Permitted Liens; provided, that upon the termination, lapsing or expiration of any such prohibition, such Collateral Accounts and the cash maintained therein shall automatically be subject to the security interest granted in favor of Secured Party hereunder and become part of the “Collateral.”

Pursuant to the terms of a certain negative pledge arrangement with Secured Party and the Lenders, Debtor has agreed not to encumber any of its Intellectual Property.

Capitalized terms used but not defined herein have the meanings ascribed in the Uniform Commercial Code in effect in the State of California as in effect from time to time (the “Code”) or, if not defined in the Code, then in the Loan and Security Agreement by and between Debtor, Secured Party and the other Lenders party thereto (as modified, amended and/or restated from time to time).

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